Exhibit 16.1
                 Letter re: Change in Certifying Accountants


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549


      Re.   Massachusetts Fincorp, Inc., Annual Report on Form 10-KSB

Ladies and Gentlemen:

      We have read the two paragraphs under the caption "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in the Form 10-KSB relating to the change of independent auditors made in 1998. With respect to the comments made in such paragraphs, we agree with the statements contained therein.


/s/ WOLF & COMPANY, P.C.
WOLF & COMPANY, P.C.


Boston, Massachusetts
March 24, 1999